Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of October 28, 2013

Among

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

as Borrower

AVAGO TECHNOLOGIES HOLDING PTE. LTD.

AVAGO TECHNOLOGIES INTERNATIONAL SALES PTE. LIMITED

AVAGO TECHNOLOGIES U.S. INC.

and

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.

as Guarantors

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITICORP INTERNATIONAL LIMITED

as Administrative Agent

and

BARCLAYS BANK PLC

as Syndication Agent

BARCLAYS BANK PLC

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

Page

SECTION 9.16. Replacement of Lenders	74

SECTION 9.17. Waiver of Jury Trial	75

Annexes

Annex A	- Agent’s Account

Schedules

Schedule I	- List of Applicable Lending Offices

Schedule 5.02(a)	- Existing Liens

Schedule 5.02(d)	- Existing Debt

Exhibits

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D	-	Form of Assumption Agreement

Exhibit E	-	Form of Increase Notice

Exhibit F	-	Form of Compliance Certificate

Exhibit G	-	Opinion of Counsel for the Loan Parties

FIVE-YEAR CREDIT AGREEMENT

Dated as of October 28, 2013

AVAGO TECHNOLOGIES FINANCE PTE. LTD. (company registration number 200512223N), a company incorporated under the Singapore Companies Act (the “Borrower”), AVAGO TECHNOLOGIES HOLDING PTE. LTD. (company registration number 200512203H), a company incorporated under the Singapore Companies Act (“Holdings”), AVAGO TECHNOLOGIES INTERNATIONAL SALES PTE. LIMITED (company registration number 200512231E), a company incorporated under the Singapore Companies Act (“International Sales”), AVAGO TECHNOLOGIES U.S. INC., a Delaware corporation (“U.S. Inc.”), AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD. (company registration number 200512430D), a company incorporated under the Singapore Companies Act (“General IP” and, together with Holdings, International Sales and U.S. Inc., the “Guarantors”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on Schedule I hereto, Barclays Bank PLC, as syndication agent, BARCLAYS BANK PLC and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (each an “Arranger” and collectively the “Arrangers”) and CITICORP INTERNATIONAL LIMITED (“Citi International”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

PRELIMINARY STATEMENT.

The Borrower is the borrower under the Existing Credit Agreement (as hereinafter defined) and the Lenders hereunder have agreed to extend certain revolving credit facilities to the Borrower, in an aggregate principal amount not to exceed $575,000,000, the proceeds of which will be used to repay in full all outstanding amounts under the Existing Credit Agreement, if any, and following the Effective Date, for general corporate purposes (including permitted acquisitions and investments) of the Borrower and its Subsidiaries.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a Revolving Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agency Fee Letter” means that certain Agency Fee Letter dated as of the date hereof between the Borrower and Agent.

“Agent’s Account” means (a) the account of the Agent set forth on Annex A hereto and (b) such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Agreement” means this Credit Agreement.

“Alternate Currency” means Yen, Euros or any other lawful currency as may be agreed between the applicable Issuing Bank and the Borrower.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Base Rate Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances
Level 1 BBB+ or Baa1 or above	1.125%	0.125%
Level 2 BBB or Baa2	1.250%	0.250
Level 3 BBB- or Baa3	1.500%	0.500%
Level 4 BB+ or Ba1	1.625%	0.625%
Level 5 BB or Ba2 or lower, or no rating available	1.750%	0.750%

“Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 BBB+ or Baa1 or above	0.150%
Level 2 BBB or Baa2	0.175%
Level 3 BBB- or Baa3	0.225%
Level 4 BB+ or Ba1	0.325%
Level 5 BB or Ba2 or lower, or no rating available	0.375%

“Approved Electronic Communications” means each Communication that any Person is obligated to, or otherwise chooses to, provide to the Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Person to the Agent and without limiting or otherwise affecting either the Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.10(a) and Section 2.10(b) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.02(d).

“Arrangers” has the meaning specified in the preamble hereto.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” means an assumption agreement in substantially the form of Exhibit D hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means any law or proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal, state or provincial law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)  1⁄2 of one percent per annum above the Federal Funds Rate; and

(c) the British Bankers Association (or any other Person that takes over the administration of such rate for Dollars) Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day).

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Base Rate Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Base Rate Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01(a).

“Borrowing Minimum” means $5,000,000.

“Borrowing Multiple” means $1,000,000.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, Singapore or Hong Kong and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“Change of Control” shall mean and be deemed to have occurred if (i) any Person or two or more Persons acting in concert shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Parent (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of Parent; (ii) Parent shall cease to own and control all of the Voting Stock of Holdings, (iii) Holdings shall cease to own directly and control all of the Voting Stock of the Borrower or (iv) during any period of up to 12 consecutive months, commencing on or after the date of this Agreement, individuals who at the beginning of such period were directors of Parent shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of Parent (except to the extent that such individuals were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of Parent or (y) nominated for election by a majority of the remaining members of the board of directors of Parent and thereafter elected as directors by the shareholders of Parent.

“Citi International” has the meaning specified in the preamble hereto.

“Citibank” means Citibank, N.A.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Commitment Papers” means, collectively, (i) that certain Commitment Letter dated as of September 18, 2013 among the Borrower and the Arrangers and (ii) that certain Fee Letter dated as of September 18, 2013 among the Borrower and the Arrangers.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Company Information” has the meaning specified in Section 9.08.

“Compliance Certificate” means a certificate in the form of Exhibit F hereto.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person, or as Guaranteed Debt of such Person of items of another person that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Consolidated Debt to EBITDA Ratio” means, on any date of determination, the ratio of (i) Consolidated Debt for Borrowed Money of the Borrower and its Consolidated Subsidiaries, as of such date, to (ii) Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended.

“Consolidated Interest Expense” means, for any period, for any Person, all items that, in accordance with GAAP, would be classified as interest expense on a Consolidated statement of income of such Person for such period.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and monetary obligations arising under supply or consignment agreements not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (excluding undrawn amounts), (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP as in effect on the date hereof, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar extensions of credit, (g) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedge Agreements of such Person, (h) all liability under any synthetic lease or tax ownership operating lease, (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such

Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means at any time, subject to Section 2.19(e), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to any Issuing Bank in respect of a Letter of Credit payment, or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent, the Borrower or any Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has notified the Agent, the Borrower or any Issuing Bank in writing, or has stated publicly, that it has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.19(b) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.19(e)) upon notification of such determination by the Agent to the Borrower, the Issuing Banks and the Lenders.

“Dollar Equivalent” shall mean on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternate Currency, the equivalent in Dollars of such amount, determined by the Agent using the applicable Exchange Rate.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“EBITDA” means, for any period, net income (or net loss) plus the sum (without duplication) of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) to the extent included in net income, non-cash non-recurring charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (f) to the extent included in net income, non-cash, recurring charges related to equity compensation, (g) any deductions attributable to minority interests, (h) restructuring charges or reserves (including any one time costs incurred in connection with acquisitions after the Effective Date and closures and/or consolidation of facilities) in an amount not to exceed $8,000,000 for any fiscal year and (i) all other non-cash charges for such period less to the extent included in net income, (j) non-cash gains and (k) any net after-tax income from the early extinguishment of Debt or hedging obligations or other derivative instruments; provided, that for purposes of calculating EBITDA for the Borrower and its Subsidiaries for any period, the EBITDA of any Person (or assets or division of such Person) acquired by the Borrower or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) any other financial institution approved by the Agent, each Issuing Bank and, unless an Event of Default under Section 6.01(a) or (e) has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Borrower, such approvals not to be unreasonably withheld or delayed; and (iv) any other Person approved by the Agent, each Issuing Bank and the Borrower, such approvals not to be unreasonably withheld or delayed, it being acknowledged and agreed by the Borrower that the Borrower shall be deemed to have consented to any such assignment under clauses (iii) or (iv) unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof; provided, however, that none of the Borrower, any Affiliate of the Borrower or a natural person shall qualify as an Eligible Assignee.

“Environmental Action” means (a) any notice of non-compliance or violation, notice of liability or potential liability, proceeding, consent order or consent agreement by any governmental or regulatory authority with jurisdiction or (b) any litigation, case, suit, demand, demand letter or claim by any governmental or regulatory authority or any third party relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials, including, without limitation, (x) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (y) by any governmental or regulatory authority or any such third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, to the extent applicable to the Borrower or any of its Subsidiaries or any of their operations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable regulations thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of Holdings’ controlled group, or under common control with Holdings, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived under the applicable regulation, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Holdings or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Holdings or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) any Multiemployer Plan is insolvent or in reorganization; (h) any Plan has an accumulated or waived funding deficiency; (i) any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has incurred any liability under Title IV of ERISA (other than premiums due to the PBGC) to or on account of a Plan or Multiemployer Plan or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Euro” and the sign “€” each mean the lawful money of the member states of the European Union.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Base Rate Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (in each case, the “Screen Rate”) or, if for any reason such rate is not available at such time for such Interest Period, the Interpolated Rate at such time for such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. If the Screen Rate is unavailable and it is not possible to calculate the Interpolated Rate, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurocurrency Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Rate” shall mean on any day with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (Hong Kong time) as of three Business Days prior to the date such determination is made on the Reuters Page “AFX =”; provided that, in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 11:00 a.m. (Hong Kong time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Taxes” shall mean, with respect to any Lender or the Agent: (a) (i) taxes imposed on its overall net income (including branch profits taxes), and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, and (ii) any taxes imposed on it as a result of any current or former connection between such Lender or the Agent (as the case may be) and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Lender or the Agent having executed, delivered or performed its obligations or received a payment under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or having been a party to or having enforced, sold or assigned an interest in, this Agreement or any other Loan Document); (b) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with Section 2.14(e)(ii); (c) in the case of a Non-U.S. Lender, (i) any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender under the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement (or, in the case of a participant that would qualify as a Non-U.S. Lender if it were a Lender, on the date such participant became a participant hereunder), provided that this clause (c)(i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or participant) would be entitled to receive (without regard to this clause (c)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Note or other obligation that such Lender acquired pursuant to Section 9.16 of this Agreement (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Non-U.S. Lender as a result of a change in law occurring after the time such Non-U.S. Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax) or (ii) any Tax to the extent attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(e)(iii); and (d) any Taxes imposed on such recipient by reason of FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2011 (as amended, supplemented or otherwise modified from time to time) among, inter alios, Avago Technologies Finance Pte. Ltd., as borrower, Avago Technologies Holding Pte. Ltd., Avago Technologies International Sales Pte. Limited, Avago Technologies U.S. Inc. and Avago Technologies General IP (Singapore) Pte. Ltd., as guarantors, the lenders party thereto and Citicorp International Limited, as administrative agent.

“Existing Debt” has the meaning specified in Section 5.02(d)(ii).

“Facility” means the Revolving Credit Facility or the Letter of Credit Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Currencies” shall mean any currency other than Dollars.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“GAAP” has the meaning specified in Section 1.03.

“General IP” has the meaning specified in the preamble hereto.

“Guaranteed Debt” has the meaning specified in the definition of “Debt”.

“Guarantors” has the meaning specified in the preamble hereto.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or effect under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements.

“Historical Financial Statements” means the Consolidated balance sheet of the Borrower and its Subsidiaries as at October 28, 2012, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Pricewaterhouse Coopers, LLP independent certified public accountants.

“Holdings” has the meaning specified in the preamble hereto.

“Immaterial Subsidiary” means, at any time, any Subsidiary of the Borrower (other than a Loan Party) having (a) Consolidated assets with a value of less than 5% of the total value of the Consolidated assets of the Borrower and its Subsidiaries, taken as a whole; provided that the Consolidated assets of all Immaterial Subsidiaries shall not exceed 10% of the total value of the Consolidated assets of the Borrower and its Subsidiaries, taken as a whole, and (b) Consolidated revenues of less than 5% of the Consolidated revenues of the Borrower and its Subsidiaries, taken as a whole; provided that the Consolidated revenues of all Immaterial Subsidiaries shall not exceed 10% of the Consolidated revenues of the Borrower and its Subsidiaries, taken as a whole, in each case, as of the most recent fiscal quarter end for which financial statements of the Borrower are delivered pursuant to Section 5.01(j) hereof.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increase Notice” means a notice in substantially the form of Exhibit E hereto.

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Indemnified Taxes” means all Taxes (other than Excluded Taxes) and Other Taxes. For the avoidance of doubt, Indemnified Taxes include Taxes imposed under Sections 45 and 45A of the Income Tax Act (Chapter 134) of Singapore.

“Information Memorandum” means the information memorandum dated September 18, 3013 used in connection with the syndication of the Commitments.

“Initial GAAP” has the meaning specified in Section 1.03.

“Initial Issuing Bank” has the meaning specified in the preamble hereto.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, subject to clause (c) of this definition, twelve months, as the Borrower may, upon notice received by the Agent not later than 10:00 A.M. (Hong Kong time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurocurrency Rate Borrowing that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) the Borrower shall not be entitled to select an Interest Period having a duration of twelve months unless, by 2:00 P.M. (Hong Kong time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period of one, two, three, six or twelve months to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(e) whenever the first day of any Interest Period of one, two, three, six or twelve months occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(f) whenever the first day of any Interest Period of one, two, three, six or twelve months occurs on the last Business Day of a calendar month, such Interest Period shall end on the last Business Day of the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“International Sales” has the meaning specified in the preamble hereto.

“Interpolated Rate” means, at any time for any Interest Period, the rate per annum (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the applicable Advance and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the applicable Advance.

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank or any other Lender that expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank.

“KKR” means each of Kolhberg Kravis Roberts & Co., L.P. and KKR Associates, L.P. and their Affiliates, collectively.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent and the Issuing Banks.

“L/C Exposure” means as to any Lender, at any time, such Lender’s participation in, and obligation to reimburse the applicable Issuing Bank for drawings made under, each Letter of Credit outstanding at such time pursuant to Section 2.03(b).

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Lender Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender or its Parent Company by a governmental authority or instrumentality thereof, so long as such ownership interest does not (i) result in or provide such Lender or its Parent Company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or its Parent Company (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person and (ii) prohibit such Lender from performing its obligations under this Agreement.

“Lenders” means each Initial Lender, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Letter of Credit Commitment” or (b) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d) as such Lender’s “Letter of Credit Commitment”, as such amount may be reduced pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Notes and each Letter of Credit.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of Holdings and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of Holdings, the Borrower and their Subsidiaries taken as a whole, (b) the rights and remedies available to the Lenders under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Holdings or any ERISA Affiliate and at least one Person other than Holdings and the ERISA Affiliates or (b) was so maintained and in respect of which Holdings or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender nor a Potential Defaulting Lender.

“Non-U.S. Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Non-U.S. Loan Party” means each Loan Party that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Note” means a promissory note of the Borrower payable to the order of a Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” has the meaning specified in Section 7.01.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Participant Register” has the meaning specified in Section 9.07(e).

“Parent” means Avago Technologies Limited, a company incorporated under the Singapore Companies Act.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Consolidated Debt to EBITDA Ratio” means, on any date of determination, the ratio of (i) Consolidated Debt for Borrowed Money of Parent and its Consolidated Subsidiaries, as of such date, to (ii) Consolidated EBITDA of Parent and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended.

“Parent Interest Coverage Ratio” means, on any date of determination, the ratio of (i) Consolidated EBITDA of the Parent and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) Consolidated Interest Expense during such period by the Parent and its Consolidated Subsidiaries; provided, that for purposes of calculating the Consolidated Interest Expense for the Parent and its Subsidiaries for any period, the interest expense of any Person (or assets or division of such Person) acquired by the Parent or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law (and ordinary course of business contractual Liens in respect of such Liens), such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and landlord’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP; (c) pledges or deposits to directly or indirectly secure obligations under workers’ compensation laws, unemployment insurance laws or similar legislation or to directly or indirectly secure public or statutory obligations, including obligations to governmental entities in respect of value added taxes, duties, customs, excise taxes, franchises, licenses, rents and the like, or surety, customs or appeal bonds; (d) good faith deposits (or security for obligations in lieu of good faith deposits) to directly or indirectly secure bids, tenders, contracts or leases for a purpose other than borrowing money or obtaining credit, including rent or equipment lease security deposits, (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (f) contractual rights of setoff against (which may include grants of Liens) or contractual Liens on, accounts or other property in transit to or in the possession of or maintained by the lienor, in the absence of any agreement to maintain a balance or deliver property against which such right may be exercised, and contractual rights of set-off against claims against the lienor, (g) Liens pursuant to supply or consignment contracts or otherwise for the receipt of goods or services, encumbering only the goods covered thereby, where the contracts are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (h) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 6.01(f), (i) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (j) liens of a lessor or sublessor with respect to property under an operating lease and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, and (k) so long as such liens do not secure Debt, liens arising under standard custodial, bailee or depositary arrangements (including deposit accounts with banks or other financial institutions).

“Permitted Sale Leaseback” mean any Sale Leaseback consummated by the Borrower or any Subsidiary after the Effective Date, provided that any such Sale Leaseback not between a Borrower and any Guarantor or any Guarantor and another Guarantor is consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Subsidiary and, in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed $20,000,000, the board of directors of the Borrower or such Subsidiary (which such determination may take into account any retained interest or other investment of the Borrower or such Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) any Lender that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Agent, the Borrower or the Issuing Banks in writing, or has stated publicly, that such Parent Company or financial institution affiliate of such Lender does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other financing agreement, unless such writing or statement states that such position is based on such Parent Company or financial institution affiliate of such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.19(e)) upon notification of such determination by the Agent to the Borrower, the Issuing Banks and the Lenders.

“Proposed Increased Commitment” has the meaning specified in Section 2.18(b).

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if no such Debt of the Borrower is then outstanding, the corporate credit rating most recently announced by either S&P or Moody’s, as the case may be, provided, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public

Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Real Estate” means land, buildings and improvements owned or leased by any Loan Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

“Reference Banks” means Citibank, Barclays Bank PLC and DBS Bank Ltd.

“Register” has the meaning specified in Section 9.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed more than 50.0% of the then aggregate unpaid principal amount of the Revolving Credit Advances, or, if no such principal amount is then outstanding, Lenders having more than 50.0% of the Revolving Credit Commitments, provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitment of such Lender at such time.

“Restricting Information” has the meaning specified in Section 9.09.

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“SEC” means the Securities and Exchange Commission.

“Silver Lake” means Silver Lake Partners and its Affiliates, collectively.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Holdings or any ERISA Affiliate and no Person other than Holdings and the ERISA Affiliates or (b) was so maintained and in respect of which Holdings or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” shall mean, with respect to the Borrower, that as of the Effective Date, both (i) (a) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (b) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date; and (c) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Borrower is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsors” means KKR, Silver Lake, and their respective Affiliates, collectively.

“Standing Payment Instruction” means, in relation to each of the Lenders, the payment instruction set out in Schedule I or in any relevant Administrative Questionnaire as amended from time to time by written notice from a duly authorized officer of the relevant Lender to the Agent in a form reasonably acceptable to the Agent.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” means each Guarantor that is a Subsidiary of the Borrower.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholdings) or other similar charges imposed by any governmental authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Termination Date” means the earlier of (i) October 28, 2018; provided, however, that if such date is not a Business Day, the Termination Date shall be the next preceding Business Day and (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 6.01.

“Type” has the meaning specified in the definition of “Revolving Credit Advance.”

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances outstanding at such time made by each Issuing Bank pursuant to Section 2.03(c) that have not been funded by such Lender.

“U.S. Inc.” has the meaning specified in the preamble hereto.

“U.S. Loan Party” means each Loan Party other than a Non-U.S. Loan Party.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

“Yen” and the sign “¥” each mean the lawful money of Japan.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(j) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.02 or 5.03, the Borrower shall give prompt notice of such change to the Agent and the Lenders and (b) if the Borrower notifies the Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of such generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

Unless otherwise provided, dollar ($) baskets set forth in the representations and warranties, covenants and events of default provisions of this Agreement (and other similar baskets (it being understood that this sentence does not apply to Article II of this Agreement)) are calculated as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement; provided that if any such baskets are exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were accessed, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Revolving Credit Commitment. Each Borrowing shall be in an amount not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. The Borrower may request any Issuing Bank to, and such Issuing Bank may, if in its reasonable discretion it elects to do so, on the terms and conditions hereinafter set forth and in reliance upon the agreements of the other Lenders set forth in this Agreement, issue standby letters of credit (each, a “Letter of Credit”) denominated in Dollars or any Alternate Currency for the account of the Borrower or its specified Subsidiaries from time to time on any Business Day during the period from the Effective Date until 10 days before the Termination Date with the Dollar Equivalent of the aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such Issuing Bank not to exceed at any time the Letter of Credit Commitment of such Issuing Bank and (iii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (x) one year after the Issuance thereof (or one year after its renewal or extension) or such longer period as may be agreed by the applicable Issuing Bank and (y) five Business Days before the Termination Date. Within the limits referred to above, the Borrower may from time to time request the Issuance of Letters of Credit under this Section 2.01(b).

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 12:00 Noon (Hong Kong time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances or (y) 12:00 Noon (Hong Kong time) on the Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent which shall give to each Lender prompt notice thereof by facsimile. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or facsimile in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period. Each Lender shall, before 12:00 Noon (Hong Kong time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the account specified in the wiring instructions in the applicable Notice of Borrowing or, if no account is so specified, at the Agent’s address referred to in Section 9.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding any loss of Applicable Margin on the relevant Eurocurrency Rate Advance), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing. The rights of each Lender under or in connection with the Loan Documents are separate and independent rights and any Debt arising under the Loan Documents to a Lender from a Loan Party shall be a separate and independent Debt.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 12:00 Noon (Hong Kong time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank (with a copy to the Agent). Each such notice by the Borrower requesting the Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by facsimile, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount and currency of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than the earlier of (1) one year after the Issuance thereof (or one year after its renewal or extension) unless otherwise agreed upon by the Agent and the applicable Issuing Bank and (2) five Business Days before the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit. Such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent in Dollars, for the account of such Issuing Bank, in same day funds, the Dollar Equivalent of such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be a Revolving Credit Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase pursuant to Section 2.18, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower prior to 10:00 A.M. (Hong Kong time) on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which shall be a Base Rate Advance, in the amount of the Dollar Equivalent of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Borrower, each Lender shall pay to the Agent in Dollars such Lender’s Ratable Share of such outstanding Revolving Credit Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (Hong Kong time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Revolving Credit Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent (with a copy to the Borrower) on the first Business Day of each calendar quarter a written report setting forth the Dollar Equivalent of the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

SECTION 2.04. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on such Lender’s Unused Revolving Credit Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2013, and on the later of the Termination Date and the date all Advances are paid in full; provided that no Defaulting Lender shall be entitled to receive any commitment fee in respect of its Unused Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of the Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2013 and on the Termination Date; provided, that no Defaulting Lender shall be entitled to receive any commission in respect of Letters of Credit for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such commission to that Defaulting Lender but shall pay such commission as set forth in Section 2.19); provided, further, that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay Default Interest pursuant to Section 2.07(b).

(ii) The Borrower shall pay to the Agent for the account of each Issuing Bank, a fronting fee equal to 0.15% per annum, times the average daily Available Amount of each Letter of Credit issued by such Issuing Bank, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2013.

(iii) The Borrower shall pay to each Issuing Bank, for its own account, such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional Ratable Termination or Reduction. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent (or such shorter period as may be agreed to by the Agent), to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments, provided that each partial reduction of a Facility (i) shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments.

(b) Termination of Defaulting Lender. The Borrower may terminate the Unused Revolving Credit Commitment of any Lender that is a Defaulting Lender (determined after giving effect to any reallocation of participations in Letters of Credit as provided in Section 2.19) upon prior notice of not less than one Business Day to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(b)(iii) shall apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, facility fees, Letter of Credit commissions or other amounts), provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

SECTION 2.06. Repayment of Advances and Letter of Credit Drawings. (a) Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances made to it and then outstanding.

(b) Letter of Credit Drawings. The obligations of the Borrower or its applicable Subsidiary under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of the Borrower or such Subsidiary shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower or such Subsidiary is without prejudice to, and does not constitute a waiver of, any rights the Borrower or such Subsidiary might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower or such Subsidiary thereof, including as provided in Section 9.14):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower or such Subsidiary in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower or such Subsidiary may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower or such Subsidiary in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, such Subsidiary or a guarantor.

The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised reasonable care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base

Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Eurocurrency Rate Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Eurocurrency Rate Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (e), the Borrower shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) If any one or more of the Reference Banks shall not furnish timely information to the Agent for the purpose of determining any Eurocurrency Rate, the Agent shall, subject to clause (f) below, determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii); provided that the Agent shall have no obligation to disclose to any Person (other than the Borrower) (i) the rate furnished by any individual Reference Bank or (ii) whether any individual Reference Bank furnished a rate.

(b) If, with respect to any Eurocurrency Rate Borrowing, the Lenders owed more than 50.0% of the aggregate principal amount thereof notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Eurocurrency Rate Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances will, on the last day of the then existing Interest Period therefor, either (1) prepay such Advances or (2) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such

Advances will automatically, on the last day of the then existing Interest Period therefor Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f) If, with respect to any Eurocurrency Rate Advances, the Screen Rate is unavailable, it is not possible to calculate the Interpolated Rate and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for such Eurocurrency Rate Advances after the Agent has requested such information,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor Convert into a Base Rate Advance, and

(iii) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances comprising a Borrowing into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 Noon (Hong Kong time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances made as a part of a Borrowing of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10. Prepayments of Advances. Optional. (a) The Borrower may, upon irrevocable notice not later than 10:00 A.M. (Hong Kong time) three Business Days prior to the date of such prepayment (or such shorter period as may be agreed to by the Agent), which notice shall be by telephone, confirmed immediately in writing, or facsimile, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment of Revolving Credit Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or an Borrowing Multiple in excess thereof and (ii) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) Mandatory. (i) If, on any date, the Agent notifies the Borrower that, on any interest payment date, the sum of (A) the aggregate principal amount of all Revolving Credit Advances plus (B) the Dollar Equivalent (determined on the third Business Day prior to such interest payment date) of the aggregate Available Amount of all Letters of Credit then outstanding exceeds 103% of the aggregate Revolving Credit Commitments on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date. If any such excess remains after repayment in full of the aggregate outstanding Advances, the Borrower shall provide cash collateral in the manner set forth in Section 6.02 in an amount equal to 105% of such excess.

(ii) If on any date, the Agent notifies the Borrower that, on any interest payment date, the Dollar Equivalent (determined on the third Business Day prior to such interest payment date) of the aggregate Available Amount of all Letters of Credit then outstanding exceeds 103% of the aggregate Letter of Credit Commitments on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, provide cash collateral in the manner set forth in Section 6.02 in an amount equal to 105% of such excess.

(iii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).

(iv) The Agent shall calculate on the date of each Notice of Borrowing or Notice of Issuance and on each interest payment date the sum of (A) the aggregate principal amount of all Revolving Credit Advances plus (B) the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit then outstanding and shall give prompt notice (and in any event no later than thirty days) of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction or phase in of or any change in or in the interpretation of any law, rule, guideline, decision, directive, treaty or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) the imposition of, or any change in the basis or rate of, any Excluded Tax (A) described in paragraphs (a)(i), (b), (c) or (d) of the definition of Excluded Taxes or (B) described in paragraph (a)(ii) of the definition of Excluded Taxes to the extent such Tax is imposed on gross or net income, profits or revenue (including value-added or similar taxes), that is payable by such Lender), then the Borrower shall from time to time, promptly upon receipt of a written request by such Lender (with a copy of such request to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost;

provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the liquidity of or the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such liquidity or capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the Issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, promptly upon receipt of a written request by such Lender (with a copy of such request to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the Issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated thereunder or promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, are deemed to have been introduced or adopted after the date hereof, regardless of the date adopted, issued, promulgated or implemented.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or to fund or maintain Eurocurrency Rate Advances in Dollars hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such demand be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 Noon. (Hong Kong time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.03, 2.04(b), 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office (in each case, in accordance with such Lender’s Standing Payment Instruction), in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(e) To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that the Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(e) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that the Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(e), absent gross negligence or willful misconduct on the part of the Agent or such Lender, respectively.

(f) If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Loan Parties under the Loan Documents, the Agent shall apply that payment towards the obligations of the Loan Parties under the Loan Documents in the following order:

first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arrangers under the Loan Documents;

second, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

third, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

fourth, in or towards payment pro rata of any other sum due but unpaid under the Loan Documents.

The Agent shall, if so directed by the Required Lenders, vary the order set out above.

SECTION 2.14. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all Indemnified Taxes. If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other governmental authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes (including, without limitation, Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto other than such liability (including penalties, interest and expenses) attributable to the acts of or failure to act by such Lender. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. Upon request from the Borrower, the Lender or Agent (as the case may be) shall provide the Borrower with such information and documentation as to the calculation of the indemnification payment as the Borrower may reasonably request.

(d) Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e)(i) Each Lender shall deliver documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether such Lender is subject to United States federal backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, each Lender other than a Non-U.S. Lender shall deliver, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, (and promptly from time to time thereafter if any form previously delivered becomes inaccurate or upon the request of the Borrower or the Agent), a properly completed Internal Revenue Service Form W-9 to the Borrower and the Agent certifying that such Person is exempt from United States backup withholding tax on payments made under the Agreement.

(iii) In addition, each Non-U.S. Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall deliver to the Borrower and the Agent two properly completed and duly executed copies of (x) Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY, as applicable, together with any necessary attachments, or an applicable successor form or (y) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)).

(iv) If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. A Lender shall not be entitled to payment or indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of FATCA.

(f) Each Lender shall, upon request by the Borrower or the Agent, deliver to the Borrower or the applicable governmental authority (with a copy to the Agent), as the case may be, any form or certificate required in order that any payment made under this Agreement or the Notes to the Lender or Agent may be made free and clear of, and without deduction or withholding for or on account of, any Taxes (or to allow any such deduction or withholding to be made at a reduced rate), provided that the Lender or Agent, as the case may be, is legally entitled to complete, execute and deliver such form or certificate and, in the case of jurisdictions other than Singapore, the execution and delivery of such form would not, in the good faith reasonable judgment of such Lender or Agent, cause such Lender and its Applicable Lending Office to suffer economic, legal, or regulatory disadvantage. Each Person that shall become a Lender or a participant pursuant to Section 9.07 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this Section 2.14, provided that in the case of a participant the obligations of such participant pursuant to clauses (e) or (f) of this Section 2.14 shall be determined as if such participant were a Lender except that such participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased. If any form or document referred to in this subsection (f) requires the disclosure of information that the Lender or participant reasonably considers to be confidential, the Lender or participant shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower. If an additional payment is made under subsection (a) or (c) above for the account of any Lender and such Lender, in its sole discretion (exercising good faith), determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or refund of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or refund, pay to the Borrower such amount as the Lender shall, in its sole discretion (exercising good faith), have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Such Lender shall provide to the Borrower reasonable information regarding any creditable amounts or refunds it expects to receive, and the expected time for receiving such credit or refund. A Lender or the Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. This Section 2.14(h) shall not be construed to require the Agent or any Lender to disclose tax returns, any information relating to its tax affairs or any computations in respect thereof.

SECTION 2.15. Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.11, 2.14, 2.19 or 9.04(c)) in excess of its pro rata share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances (i) made on the Effective Date shall be available (and the Borrower agrees that it shall use such proceeds) to prepay any amounts outstanding under the Existing Credit Agreement, if any, and (ii) following the Effective Date shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes (including permitted acquisitions and investments) of the Borrower and its Subsidiaries.

SECTION 2.18. Increase in the Aggregate Revolving Credit Commitments. (a) The Borrower may, at any time, by delivery of an Increase Notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of at least $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 10 days prior to the scheduled Termination Date (the “Increase Date”) as specified in the related Increase Notice; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $675,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, before and after giving effect to such Commitment Increase, (x) all representations and warranties of the Borrower and the Guarantors in the Loan Documents shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) as of such date as though made on and as of such date (unless such representation and warranty relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date) and (y) no Default or Event of Default has occurred and is continuing.

(b) The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”), which Commitment Date shall be 10 Business Days after the date on which the Agent received the Increase Notice. No Lender shall have any obligation to participate in any Commitment Increase. Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount (the “Proposed Increased Commitment”) by which it is willing to increase its Revolving Credit Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Increasing Lenders in proportion to their respective Proposed Increased Commitments.

(c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or more.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the board of directors of the Borrower approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower, in substantially the form of Exhibit G hereto;

(ii) an Assumption Agreement from each Assuming Lender, if any, duly executed by such Eligible Assignee, the Agent and the Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 12:00 Noon (Hong Kong time), by facsimile, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (Hong Kong time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Revolving Credit Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase). In the event of any such distribution with respect to a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the applicable Lenders in respect thereof pursuant to Section 9.04(c).

SECTION 2.19. Defaulting Lenders. (a) If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit is at the time outstanding, any Issuing Bank may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.19(b)), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to each Issuing Bank in respect of such Letter of Credit in an amount at least equal to 100% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Agent, and to any Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(b) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Exposure of such Defaulting Lender:

(i) the L/C Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (A) the sum of each Non-Defaulting Lender’s total Revolving Credit Advances and total L/C Exposure may not in any event exceed the

Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Agent, any Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s L/C Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than two Business Days after demand by the Agent (at the direction of any Issuing Bank), (A) Cash Collateralize the obligations of the Borrower to each Issuing Bank in respect of such L/C Exposure, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure, or (B) make other arrangements satisfactory to the Agent, and to the Issuing Banks, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrower or otherwise received by the Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Agent in a segregated non-interest bearing account until (subject to Section 2.19(e)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed Letter of Credit disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c) In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, subject to Section 2.19(b)(i) above, each Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Agent, Notices of Borrowing pursuant to Section 2.02 in such amounts and in such times as may be required to (i) reimburse an outstanding Letter of Credit disbursement and/or (ii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit.

(d) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.04 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (i) to the extent that all or a portion of the L/C Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.19(b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent that all or any portion of such L/C Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to each Issuing Bank (and the pro rata payment provisions of Section 2.15 will automatically be deemed adjusted to reflect the provisions of this Section).

(e) If the Borrower, the Agent, and the Issuing Banks agree in writing in their discretion that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.19(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Revolving Credit Advances of the other Lenders and/or make such other adjustments as the Agent may determine to be necessary to cause the Revolving Credit Advances and the L/C Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) The Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower, each Guarantor and each Lender.

(b)(i) The repayment in full of all existing indebtedness under the Existing Credit Agreement, if any and (ii) the termination of all commitments to lend or make other extensions of credit under the Existing Credit Agreement.

(c) The Borrower shall have paid, to the extent invoiced prior to the Effective Date, all accrued fees and expenses of the Arrangers, the Agent and the Lenders owing pursuant to the Commitment Papers and the Agency Fee Letter (including, to the extent invoiced prior to the Effective Date, the accrued fees and expenses of counsel to the Arrangers and the Agent).

(d) The Agent shall have received, at least five business days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in each case, to the extent requested at least ten Business Days prior to the Effective Date.

(e) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date (unless such representation and warranty relates to an earlier date, in which case such representation and warranty was true and correct as of such earlier date), and

(ii) No event has occurred and is continuing that constitutes a Default.

(f) The Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance reasonably satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii) Certified copies of (A) the resolutions of the Board of Directors of the Borrower and each Guarantor approving this Agreement and the Notes, and, in the case of each Guarantor, approving the Guaranty and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and any Guaranty and (B) the resolutions of the members of the Borrower, International Sales and General IP approving this Agreement and the Notes and, in the case of International Sales and General IP, approving the Guaranty and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and any Guaranty.

(iii) True and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each the Borrower and each Guarantor.

(iv) A certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor certifying the names and true signatures of the officers of the Borrower and each Guarantor authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(v) A favorable opinion of (A) Latham & Watkins LLP, special New York counsel to the Loan Parties, substantially in the form of Exhibit G-1 hereto and (B) Singaporean counsel to the Loan Parties, substantially in the form of Exhibit G-2 hereto.

(g) The Lenders shall have received from the Borrower, not less than 5 days prior to the Effective Date, the Historical Financial Statements.

(h) The Agent shall have received the Agency Fee Letter, executed and delivered by a duly authorized officer of the Borrower.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such Issuance (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or such Issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such Issuance such statements are true):

(a) the representations and warranties contained in Section 4.01 are true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date (unless such representation and warranty relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date); provided, that the representation set forth in subsection (h) thereof, shall be made only on the Effective Date, and

(b) no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

SECTION 3.04. Additional Conditions to Issuances. In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to such Issuing Bank. If any Issuing Bank issues a Letter of Credit or amends any outstanding Letter of Credit to extend the expiry date thereof, in either case, resulting in such Letter of Credit having an expiry date later than five Business Days before the Termination Date, such Issuing Bank may request the Borrower to, and the Borrower shall, within two Business Days of such request, deposit in the L/C Cash Deposit Account, an amount equal to 105% of such Letter of Credit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. The Borrower and each Guarantor represents and warrants as follows:

(a) Corporate Status. Each Loan Party is duly organized, validly existing and in good standing (or appropriate equivalent) under the laws of its jurisdiction of organization.

(b) Corporate Power and Authority. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Loan Party’s charter or by-laws or (ii) any law or any contractual restriction binding on or affecting such Loan Party.

(c) Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by each Loan Party of this Agreement or the other Loan Documents to be delivered by such Loan Party.

(d) Binding Obligation. This Agreement has been, and each of the other Loan Documents to be delivered by each Loan Party when delivered hereunder will have been, duly executed and delivered by such Loan Party, as applicable. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e) Litigation. There is no pending or, to the Borrower’s knowledge, overtly threatened action, suit, investigation, litigation or administrative or judicial proceedings, affecting Holdings or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

(f) Environmental Matters. Each of Borrower and its Subsidiaries (other than Immaterial Subsidiaries) is and has been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses and other authorizations required under all Environmental Laws to carry on its business, except to the extent failure to comply would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(g) Compliance with ERISA. (A) Except as otherwise would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and its ERISA Affiliates is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan and Multiemployer Plan, and the terms of each Plan, and (ii) no ERISA Event has occurred or is reasonably expected to occur.

(B) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(h) Material Adverse Change. As of the Effective Date, since October 28, 2012, there has been no Material Adverse Change.

(i) True and Complete Disclosure. (A) None of the factual written information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Parent or the Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Agent and/or any Lender on or before the Effective Date (including (i) the Information Memorandum and (ii) all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 4.01(i), such factual information and data shall not include projections and pro forma financial information.

(B) The projections and pro forma financial information contained in the information and data referred to in clause (A) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(j) Financial Condition; Financial Statements. The Historical Financial Statements fairly present, in all material respects, the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(k) Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of, and in violation of, Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(m) OFAC. The Borrower and each of its Subsidiaries is in compliance, in all material respects, with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

(n) Solvency. On the Effective Date (after giving effect to the transactions contemplated hereby, including any Advances made on the Effective Date), the Borrower on a consolidated basis with its Subsidiaries, taken as a whole, will be Solvent.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, and any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, each Loan Party will:

(a) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws, the Patriot Act and any anti-money laundering, counter-terrorism financing, trade or economic sanctions laws and regulations, except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, income or profits and (ii) all lawful claims that, if unpaid, might by law become a Lien (other than Liens permitted hereunder pursuant to Section 5.02(a) upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) the failure to make any such payment would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d) Preservation of Corporate Existence. Preserve and maintain, and cause each of its Subsidiaries (other than Immaterial Subsidiaries) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may (i) consummate any merger or consolidation or other transaction permitted under Section 5.02(b), (ii) sell, transfer, or otherwise dispose of, any Subsidiary of the Borrower if permitted under Section 5.02(e), (iii) dissolve or terminate the existence of any Subsidiary of the Borrower possessing immaterial assets or liabilities or no continuing business purpose, or (iv) dissolve or terminate the existence of any Subsidiary if in the Borrower’s determination (w) the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole and (x) the loss thereof is not materially disadvantageous to the Borrower and its Subsidiaries, taken as a whole, and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if in the Borrower’s determination (y) the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be and (z) the loss thereof is not materially disadvantageous to the Borrower or such Subsidiary.

(e) Visitation Rights. At any reasonable time during normal business hours and from time to time upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, subject to applicable regulations of the Federal government relating to classified information and reasonable security and safety regulations of the Borrower; provided that the Borrower shall bear the cost and expense of one such visit per calendar year as well as any such visits after and during the continuance of an Event of Default.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary materially in accordance with, and to the extent required by, GAAP.

(g) Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, in accordance with customary and prudent business practices for similar businesses, except to the extent that failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(h) Transactions with Affiliates. Conduct, and cause each of the Subsidiaries to conduct, all transactions with any of their Affiliates (other than the Borrower and its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary in any material respect than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to (i) the payment of customary fees to the Sponsors for management, consulting and financial services rendered to Holdings, the Borrower and the Subsidiaries and customary investment banking fees paid to the Sponsors for services rendered to Holdings, the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (ii) customary fees paid to members of the board of directors of the Borrower and the Subsidiaries and (iii) transactions permitted by Section 5.02(i).

(i) Use of Proceeds. Use the proceeds of any Advance (i) on the Effective Date to repay any amounts outstanding under the Existing Credit Agreement, if any and (ii) following the Effective Date, for general corporate purposes of the Borrower and its Subsidiaries (including permitted acquisitions and investments).

(j) Reporting Requirements. Furnish to the Agent, who shall furnish to the Lenders:

(i) as soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and unaudited Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments and absence of footnote disclosures) by the chief financial officer, treasurer or other authorized financial officer of the Borrower as having been prepared in accordance with GAAP and certificates of the chief financial officer or other authorized financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (such financial statements and certificates, the “Section 5.01(j)(i) Financial Statements and Certificates”); provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP; and provided further, that so long as (A) Parent only conducts, transacts or otherwise engages in, or commits to conduct, transact or otherwise engage in, any business or operations incidental to (w) its ownership of the Stock and Stock Equivalents of Holdings, (x) its Stock and Stock Equivalents, including, without limitation, the payment of dividends, the repurchase of its Stock and any public or private offering of its Stock and Stock Equivalents, (y) Guaranteed Debt of the Borrower or any of its Subsidiaries and (z) subject to Section 5.02(j), intercompany Debt between Parent and its Subsidiaries, (B) Parent does not incur, create, assume or suffer to exist any Lien or Debt or other liabilities or financial obligations (other than those described in clause (A) above), except (x) nonconsensual obligations imposed by operation of law, (y) obligations with respect to its Stock and Stock Equivalents or (z) any other Debt so long as (I) the Parent Consolidated Debt to EBITDA Ratio as of the end of the applicable fiscal quarter is not greater than 2.50 to 1.00 and (II) the Parent Interest Coverage Ratio as of the end of the applicable fiscal quarter is not less than 3.50:1.00, (C) Parent does not own, lease manage or otherwise operate any properties or assets

(including cash and cash equivalents) other than the ownership of Stock or Stock Equivalents of Holdings and its Subsidiaries and (D) Borrower has not previously complied with this Section 5.01(j)(i) by delivering Section 5.01(j)(i) Financial Statements and Certificates, the Borrower shall be permitted to furnish, in lieu of the Section 5.01(j)(i) Financial Statements and Certificates, the Consolidated balance sheet of Parent and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter duly certified (subject to year-end audit adjustments and absence of footnote disclosures) by the chief financial officer, treasurer or other authorized financial officer of Parent as having been prepared in accordance with GAAP, together with (I) a Compliance Certificate of the chief financial officer or other authorized financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth calculations reasonably necessary to demonstrate compliance with Section 5.03 and (II) a certificate of the chief financial officer or other authorized financial officer of Parent as to compliance with clauses (A), (B) and (C) of this proviso (it being understood that the filing of Parent’s Report on Form 10-Q with the SEC shall satisfy the requirements of this proviso for the delivery of Consolidated balance sheets and Consolidated statements of income and cash flows);

(ii) as soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each fiscal year (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of each such fiscal year), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion unqualified as to scope and going concern by PricewaterhouseCoopers LLP or other independent certified public accountants reasonably acceptable to the Required Lenders and a Compliance Certificate of the chief financial officer or other authorized financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP (it being understood that the filing of the Borrower’s Report on Form 10-K with the SEC shall satisfy the requirements of this Section 5.01(j)(ii) so long as the information required to be contained in such Report is substantially the same as that required under this clause (ii));

(iii) as soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each fiscal year (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of each such fiscal year), a copy of the annual audit report for such year for Parent and its Subsidiaries, containing the Consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Parent and its Subsidiaries for such fiscal year, in each case accompanied by an opinion unqualified as to scope and going concern by PricewaterhouseCoopers LLP or other independent certified public accountants reasonably acceptable to the Required Lenders (it being understood that the filing of Parent’s Report on Form 10-K with the SEC shall satisfy the requirements of this Section 5.01(j)(iii) so long as the information required to be contained in such Report is substantially the same as that required under this clause (iii));

(iv) as soon as possible and in any event within seven days after the occurrence of any Default of which the Borrower has knowledge, a statement of the chief financial officer or other authorized financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the SEC or any national securities exchange;

(vi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(e);

(vii) promptly after the commencement thereof, notice of any Environmental Action that would be reasonably likely to have a Material Adverse Effect; and

(viii) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, and any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, no Loan Party will:

(a) Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition (including Liens, if any, in respect of leases that have been, or should be, in accordance with GAAP in effect on the date hereof, recorded as capital leases and any Liens placed on such property or equipment within 180 days after the acquisition of such property or equipment) of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (and any accessions or additions thereto, and proceeds thereof), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $50,000,000,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a

Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v) Liens securing contingent obligations in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar extensions of credit,

(vi) Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing obligations under Hedge Agreements designed solely to protect the Borrower or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities,

(vii) Liens on cash as contemplated by Section 2.19 or 6.02,

(viii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the property theretofore subject thereto or the replacement, extension or renewal (without increase in the principal amount or change in any direct or contingent obligor) of the Debt secured thereby; and

(ix) other Liens so long as the aggregate principal amount of the obligations so secured does not exceed $50,000,000 at any time outstanding.

(b) Mergers. Merge or consolidate with or into any Person, or permit any of its Subsidiaries (other than Immaterial Subsidiaries) to do so, except (i) that any Subsidiary of the Borrower may merge, consolidate, amalgamate, or combine with or into any other Subsidiary of the Borrower that is a Guarantor, (ii) any Subsidiary of the Borrower may merge, consolidate, amalgamate, or combine with or into the Borrower and (iii) any Subsidiary of the Borrower and the Borrower may merge, consolidate, amalgamate, or combine with or into any other Person if, as a result of one or a series of transactions, the surviving or resulting entity is or becomes a Subsidiary or, if the Borrower is a party to such transaction, the surviving entity is the Borrower, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(d) Subsidiary Debt. Permit any of its non-Guarantor Subsidiaries to create or suffer to exist, any Debt other than:

(i) Debt owed under this Agreement or the Notes,

(ii) Debt existing on the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iii) Debt in amounts permitted by Sections 5.02(a)(ii) and (ix),

(iv) Debt owed to the Borrower or a wholly owned direct or indirect Subsidiary of the Borrower,

(v) obligations of any Subsidiary of the Borrower under any Hedge Agreements entered into in the ordinary course of business to protect the Borrower and its Subsidiaries against fluctuations in interest or exchange rates,

(vi) contingent obligations in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar extensions of credit,

(vii) Debt of a Person at the time such Person is merged into or consolidated with any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided further that the principal amount of such Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed (other than as a result of merger or consolidation), as a result of or in connection with such extension, refunding or refinancing,

(viii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(ix) other unsecured Debt of such non-Guarantor Subsidiaries in an aggregate amount not to exceed $75,000,000.

(e) Sales of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to any other Person to purchase, lease or otherwise acquire any assets of the Borrower or any of its Subsidiaries, except (i) sales of inventory in the ordinary course of its business or sales or other dispositions of scrap, surplus, outdated, superseded, replaced or obsolete material or equipment or sales of other assets in the ordinary course of its business that are no longer used, (ii) in or in connection with a transaction authorized by Section 5.02(b), (iii) sales or dispositions between or among the Borrower and its wholly-owned Subsidiaries that are Guarantors, (iv) sales of property in connection with a Permitted Sale Leaseback provided that the net present value of the aggregate rental obligations under such leases or contracts (discounted at the implied interest rate of such lease or contract) does not exceed 15% of the Consolidated total assets of the Borrower and its Subsidiaries measured as of October 28, 2012 or, if greater, 15% of Consolidated total assets of the Borrower and its Subsidiaries as of the most recent fiscal quarter end for which financial statements of the Borrower are delivered pursuant to Section 5.01(j) hereof and (v) sales or other dispositions of assets in an amount not to exceed, after the date hereof, an amount equal to 15% of the Consolidated total assets of the Borrower and its Subsidiaries measured as of October 28, 2012 or, if greater, 15% of Consolidated total assets of the Borrower and its Subsidiaries as of the most recent fiscal quarter end for which financial statements of the Borrower are delivered pursuant to Section 5.01(j).

(f) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business from the business as carried on by the Borrower and its Subsidiaries at the date hereof.

(g) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its capital stock (whether through a covenant restricting dividends, a financial covenant or otherwise), except (i) this Agreement, (ii) any agreement or instrument evidencing Existing Debt or, to the extent such agreement or arrangement could not reasonably be expected to impair the Borrower’s ability to repay the Obligations as and when due, any agreement or instrument evidencing Debt permitted under Section 5.02(d) and (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(h) Activities of Holdings. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Holdings shall not (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Stock and Stock Equivalents of the Borrower, any public offering of its Stock and any transaction that Holdings is permitted to enter into or consummate under this Section 5.02, (ii) incur, create, assume or suffer to exist any Lien or Debt or other liabilities or financial obligations (other than those described in clause (i) above), except, (A) nonconsensual obligations imposed by operation of law, (B) pursuant to the Loan Documents to which it is a party or (C) obligations with respect to its Stock and Stock Equivalents, or (iii) own, lease manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 5.02(i)(iii), (iv) or (v) pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of Stock or Stock Equivalents of the Borrower.

(i) Dividends. No Loan Party will declare or pay any dividends (other than dividends payable solely in its Stock) or return any capital, or permit any of its Subsidiaries to pay any dividends (other than dividends payable solely in its Stock) or return any capital, to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Subsidiaries to purchase or otherwise acquire for consideration any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing “dividends”), other than (i) dividends paid to the Borrower or a Guarantor, (ii) dividends paid from a non-Guarantor Subsidiary to another non-Guarantor Subsidiary, (iii) dividends paid by U.S. Inc. to a direct or indirect parent thereof, which dividends are immediately paid by such parent to a Loan Party, (iv) dividends paid to Holdings or its Subsidiaries in connection with tax planning in the ordinary course of business and (v) other dividends so long as, at the time of and immediately after giving effect to such dividend, (A) the Consolidated Debt to EBITDA Ratio (on a pro forma basis after having given effect to such dividend), is less than 2.00 to 1.00, (B) no Default or Event of Default exists or would result from such dividend and (C) Parent shall not be in default in the payment of any amount in respect of any Debt or any other monetary liability in an amount of $35,000,000 or more.

(j) Subordinated Indebtedness. All Debt owing from any Loan Party to Parent shall be subordinated to the obligations of such Loan Party hereunder on terms reasonably satisfactory to the Agent, which terms, in any event, shall prohibit any payments with respect to such Debt after and during the continuance of an Event of Default hereunder.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, and Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Debt to EBITDA Ratio. Maintain, as of the end of each fiscal quarter, a Consolidated Debt to EBITDA Ratio of not greater than 2.50 to 1.00.

(b) Interest Coverage Ratio. Maintain, as of the end of each fiscal quarter, a ratio of (i) Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) Consolidated Interest Expense during such period by the Borrower and its Consolidated Subsidiaries, of not less than 3.50 to 1.00; provided, that for purposes of calculating Consolidated Interest Expense for the Borrower and its Subsidiaries for any period, the Interest Expense of any Person (or assets or division of such Person) acquired by the Borrower or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by any Loan Party herein or by any Loan Party (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)(i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.19(b)(ii)(A), 5.01(d), (h) or (i), 5.01(j)(iv) or (vi), 5.02 or 5.03, (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(j)(i), (ii) or (iii) and such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) Holdings or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements net amount, of at least $35,000,000 in the aggregate (but excluding Debt outstanding hereunder) of Holdings or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), required to be purchased or defeased (other than cash collateralization of letter of credit obligations), or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Holdings or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Parent or any of its Subsidiaries (other than Immaterial Subsidiaries) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Parent or any of its Subsidiaries (other than Immaterial Subsidiaries) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $35,000,000 in the aggregate, to the extent not covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof, shall be rendered against Holdings or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) a Change of Control shall have occurred;

(h) Holdings or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; or (ii) the partial or complete withdrawal of Holdings or any of its ERISA Affiliates from, or the termination, insolvency, reorganization or windup of, a Foreign Plan which is a defined benefit pension plan; or

(i) Any Guaranty provided by any Guarantor or any material provision thereof shall cease to be in full force or effect or any such Guarantor thereunder or any Loan Party shall deny or disaffirm in writing any such Guarantor’s obligations under any such Guaranty or (ii) this Agreement or any other Loan Document ceases to be in full force or effect or any Loan Party shall deny or disaffirm in writing any such Loan Party’s obligations under any such Loan Document;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to 105% of the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Borrower than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrower.

ARTICLE VII

GUARANTY

SECTION 7.01. Unconditional Guaranty. The Guarantors hereby absolutely, unconditionally and irrevocably guarantee the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Borrower now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Obligations”), and agree to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Obligations and would be owed by the Borrower to the Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower. This Guaranty constitutes a guaranty of payment and not of collection.

SECTION 7.02. Guaranty Absolute. The Guarantors guarantee that the Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Obligations or any other obligations of the Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other obligations of the Borrower under or in respect of this Agreement and the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other obligations of the Borrower under this Agreement and the Notes or any other assets of the Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to the Guarantors any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to the Agent or such Lender (the Borrower waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Guarantors or other guarantor or surety with respect to the Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of any Guarantor to proceed against the Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of any Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other Guarantor that arise from the existence, payment, performance or enforcement of such Guarantors’ obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other Guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the Obligations, (ii) all of the Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.

SECTION 7.06. Limitation of Guaranty. Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount of the Obligations for which any Subsidiary Guarantor shall be liable shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Guaranty, this Agreement or any other Loan Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor in respect of intercompany Debt to the Borrower to the extent that such Debt would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder) and (b) to the value as assets of such Subsidiary Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Subsidiary Guarantor pursuant to (i) applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law, or (ii) any other obligation, agreement, undertaking or similar provisions of any security or any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) providing for an equitable allocation among such Subsidiary Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty or other guaranties of the Obligations by such parties.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Citi International to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Agent Individually. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties and their Affiliates . Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties and their Affiliates (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders. In acting as agent hereunder, the Agent shall be regarded as acting through its agency division which shall be treated as a separate division from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Article XIII, any information received by some other division or department of the Agent may be treated as confidential and shall not be regarded as having been given to the Agent’s agency division.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder or under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Company Information) concerning the Loan Parties and their Affiliates (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties and their Affiliates) or for its own account.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

(e) Nothing in this Agreement constitutes the Agent or any Arranger as a trustee or fiduciary of any other person. Neither the Agent nor any Arranger shall be bound to account to the Lender for any sum or the profit element of any sum received by it for its own account.

(f) The Arrangers shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank having a combined capital and surplus of at least $500,000,000 and with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York (or such other jurisdiction as is acceptable to the Required Lenders). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice (which resignation effective date shall in any event occur after the date that is 30 days after the date of such notice) and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Borrower and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Loan Parties and their Affiliates;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.08. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower) from and against such Lender’s pro rata share (determined as provided below) of any and all liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent (in its capacity as such) in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent (in its capacity as such) under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs to the extent such Indemnified Costs are determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro rata Share of any reasonable and documented out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent (in its capacity as such) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05(a) applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party. For purposes of this Section 8.08(a), the Lenders’ respective pro rata shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (ii) their respective pro rata shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Revolving Credit Commitments at such time. Each Lender also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent or any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein.

(b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank (in its capacity as such) in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank (in its capacity as such) hereunder or in connection herewith including, without limitation, any of the foregoing relating to the violation of, non-compliance with or liability under any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any reasonable and documented costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s applicable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.08 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective applicable shares of any amounts paid under this Section 8.08 that are subsequently reimbursed by the Borrower.

SECTION 8.09. Other Agents. Anything herein to the contrary notwithstanding, none of the Persons acting as bookrunners, arrangers, the documentation agent nor any other Lender designated as any “Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

SECTION 8.10. Removal of Agent. Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Agent or any other party) a Defaulting Lender pursuant to clause (v) of the definition thereof, the Required Lenders (determined after giving effect to Section 9.01) may by notice to the Borrower and such Person remove such Person as Agent and appoint a replacement Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Agent has been appointed).

SECTION 8.11. Force Majeure. Notwithstanding anything to the contrary in this Agreement or in any other transaction document, the Agent shall not in any event be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Agent, including, but not limited to, any existing or future law or regulation, any existing or future act of governmental authority, act of god, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any event where, in the reasonable opinion of the Agent, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Agent is subject.

SECTION 8.12. Resignation of Reference Banks. Any Reference Bank may, upon 30 days prior notice to the Administrative Agent and the Borrower, resign as a Reference Bank. In the event of any such resignation as a Reference Bank, the Administrative Agent shall be entitled to appoint from among the Lenders a successor Reference Bank hereunder; provided, however, that no failure by the Agent to appoint any such successor shall affect the resignation of such Person as a Reference Bank. Upon the appointment of a successor Reference Bank, if any, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of a Reference Bank hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) amend this Section 9.01 or (iv) release all or substantially all of the Guarantors from their obligations under Article VII, (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected hereby, do any of the following: (i) increase the Commitments of the Lenders other than in accordance with Section 2.18, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, or (iv) extend the expiration date of any Letter of Credit to a date later than the final Termination Date and (c) no amendment, waiver or consent shall, unless in writing and signed by each extending Lender, extend the expiration of any Commitment of such Lenders; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Advances or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

SECTION 9.02. Notices. (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)	if to the Borrower or any other Loan Party,

Avago Technologies Finance Pte. Ltd.

1 Yishun Avenue 7

Singapore 768923

Attention: Anthony E. Maslowski

Fax: 408-435-4133

Email:	anthony.maslowski@avagotech.com
pdl-treasury@avagotech.com

(ii)	if to the Agent or to the Initial Issuing Bank,

Citicorp International Limited

One Island East

18 Westlands Road, Island East,

Hong Kong

Attention: Hilda Lee

Fax: 852 2621 3183

Email: hilda.lee@citi.com

with a copy to:

Citicorp International Limited

One Island East

18 Westlands Road, Island East,

Hong Kong

Attention: Eros Lai

Fax: 852 2621 3184

Email: eros.lai@citi.com

(iii) if to any Initial Lender, at its Base Rate Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Base Rate Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender;

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Agent.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(d) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Agent pursuant to Article II or Article VIII shall not be effective until received by the Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner

(d) Posting of Approved Electronic Communications. (i) Each Lender and each Loan Party agrees that the Agent may, but shall not be obligated to, make the Approved Electronic

Communications available to the Lenders by posting such Approved Electronic Communications on DebtDomain or a substantially similar electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each Lender and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each Lender and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iii) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(iv) Each Lender and each Loan Party agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Agent’s generally-applicable document retention procedures and policies.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of one counsel for the Agent in each relevant jurisdiction with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable fees and expenses of one counsel for each relevant jurisdiction for the Agent and the Lenders with respect to any such enforcement action), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and the Lenders in connection with the enforcement of rights under this Section 9.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender (including in its capacity as an Issuing Bank or Reference Bank) and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of one counsel for each relevant jurisdiction for all Indemnified Parties with respect to any claim unless any Indemnified Parties have a conflicting interest, in which case one separate outside counsel may be retained for all affected Indemnified Parties for each relevant jurisdiction) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense is determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), or by an Assuming Lender to or for the account of a Lender other than on the last day of the Interest Period for such Advance upon a redistribution of Borrowings as a result of a Commitment Increase requested by the Borrower pursuant to Section 2.18 or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Banks and the Lenders and (y) the Defaulting Lender will provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Borrower and the Agent otherwise agree and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable to the Agent by the parties to each such assignment (unless such fee is waived by the Agent in its sole discretion), provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the

Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender and provided further that no such assignment shall be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto with respect to the interest assigned and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, in addition to any rights and obligations theretofore held by it as a Lender, and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 8.08 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Banks and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Revolving Credit Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that, to the extent it has so requested, it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. In addition, the Agent shall maintain on the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations promulgated under the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent manifest error, and such

Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Company Information relating to the Borrower received by it from such Lender in accordance with Section 9.08 hereof.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto interest.

(h) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, (i) if at any time any Issuing Bank assigns all of its Revolving Credit Commitments and Advances pursuant to Section 9.07(a), such Person may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank and (ii) if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, any Issuing Bank may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Person as Issuing Bank. If such Person resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all unreimbursed Letter of Credit drawings with respect thereto. Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Person to effectively assume the obligations of such Person with respect to such Letters of Credit.

SECTION 9.08. Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Company Information (as defined below), except that Company Information may be disclosed (a) to its Related Parties, head office, branches and representative offices, in any jurisdiction (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that, unless specifically prohibited by (x) applicable law, (y) court order or (z) the supervisory request of any governmental authority or bank regulatory authority having jurisdiction over it in connection with an audit or examination conducted by such governmental authority or bank regulatory authority in the exercise of its examination or regulatory authority, prior to any such disclosure, the Agent or such Lender, as applicable, shall notify Borrower of any such request, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Agent or any lender or any of their respective Affiliates may be a party, (f) subject to an agreement containing provisions no less restrictive than those of this Section 9.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency when required by it, or (iv) the CUSIP Service Bureau or any similar organization, (g) to the extent such Company Information (A) is or becomes generally available to the publicly available other than as a result of a breach of this Section 9.08, or (B) becomes available to the Agent, any Lender or any of their respective Affiliates on nonconfidential basis from a source other than the Borrower, (h) to any service provider where required for outsourcing operational, storage, maintenance and/or administrative functions of the Agent or such Lender (provided that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and shall have agreed in writing to keep such Company Information confidential) and (i) with the consent of the Borrower.

For purposes of this Section, “Company Information” means all information received from a Loan Party or any of their respective Subsidiaries relating to a Loan Party or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of their respective Subsidiaries, provided that, in the case of information received from a Loan Party or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Company Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Borrower agrees that, if the Agent discloses to the Borrower (i) the rate furnished by any individual Reference Bank or (ii) whether any individual Reference Bank furnished a rate, such information shall be provided for the Borrower’s confidential use only and will not be disclosed by the Borrower to any person other than the Borrower’s Affiliates and its and their respective officers, directors, employees, advisors, agents and representatives, and then only on a confidential basis; provided, that the Borrower may disclose such information to the extent such disclosure is required by applicable law, regulation or legal or regulatory process or pursuant to an order entered or subpoena issued by a court of competent jurisdiction or as requested by any governmental authority or self-regulatory organization; provided further, that the Borrower shall, to the extent permitted by law, or the requesting court, authority or organization, promptly provide notice to the Agent prior to any such disclosure.

SECTION 9.09. Treatment of Information. (a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that foreign, United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Agent nor any of its Related Parties (i) shall have, and the Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Related Parties arising out of or relating to the Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(b) Each Loan Party agrees that (i) all Communications it provides to the Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 3) with respect to such Loan Party or its securities for purposes of foreign, United States federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 4 shall modify or limit a Lender’s obligations under Section 3 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) as required to the Agent. Each Lender agrees to notify the Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e) The provisions of the foregoing clauses of this Section 9.09 are designed to assist the Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Agent nor any of its Related Parties warrant or make any other statement to the effect that a Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.

SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 9.13. Jurisdiction. (a) Each U.S. Loan Party party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower and each other Non-U.S. Loan Party party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Loan Party party hereto hereby agrees that service of process in any such action or proceeding brought in any such court may be made upon the Borrower and each Loan Party party hereto hereby irrevocably appoints the Borrower its authorized agent to accept such service of process, and agrees that the failure of the Borrower to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Loan Party party hereto hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to the enforcement of any judgment relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Non-U.S. Loan Party party hereto hereby irrevocably designates, appoints and empowers CT Corporation System (telephone number: 212-894-8600) (telecopy number: 212-894-8690) (address: 111 Eighth Avenue, New York, N.Y. 10011) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Credit Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and such Person hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Loan Party party hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent. Each Loan Party party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.14. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing

Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 9.15. Patriot Act Notice; Know-Your Customer; Anti-Money Laundering. (a) Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

(b) Each Loan Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required (under any applicable law or regulation) to carry out in respect of the transactions contemplated in the Loan Documents.

(c) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required (under any applicable law or regulation) to carry out in respect of the transactions contemplated in the Loan Documents.

(d) The Agent shall not be responsible (to any other party) for providing any certification or documents with respect to information (except that in respect of itself) required for any anti-money laundering due diligence purpose. Such certificates and related documents shall be provided directly by the Borrower and other obligors provided that the request for such information may be made through the Agent.

(e) No Lender shall be obliged to do or omit to do anything under this Agreement or any other Loan Document if it would, in its reasonable opinion upon the advice of legal counsel, constitute a breach of any applicable anti-money laundering, counter-terrorism financing, trade or economic sanctions law or regulation.

SECTION 9.16. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.11 or 2.14, (b) the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, (c) any Lender asserts illegality pursuant to Section 2.12, (d) any Lender is a Defaulting Lender or (e) any Lender has not agreed to any amendment, waiver or consent for which (x) the consent of all of the Lenders is required and (y) Lenders owed or holding at least 75% of the sum of all outstanding Revolving Credit Advances plus the aggregate Unused Revolving Credit Commitments have agreed to such amendment, waiver or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this

Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) each such assignment shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (ii) no Lender shall be obligated to make any such assignment unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (iii) no Default shall have occurred and be continuing. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 9.17. Waiver of Jury Trial. Each of the Borrower, the Guarantors, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

By:	/s/ Pe-Wynn Kin
Name: Pe-Wynn Kin Title: Company Secretary

Guarantors

AVAGO TECHNOLOGIES HOLDING PTE. LTD.

By:	/s/ Pe-Wynn Kin
Name: Pe-Wynn Kin Title: Company Secretary

AVAGO TECHNOLOGIES INTERNATIONAL SALES PTE. LIMITED

By:	/s/ Pe-Wynn Kin
Name: Pe-Wynn Kin Title: Company Secretary

AVAGO TECHNOLOGIES U.S. INC.

By:	/s/ Anthony E. Maslowski
Name: Anthony E. Maslowksi Title: Vice President, Chief Financial Officerand Secretary

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.

By:	/s/ Pe-Wynn Kin
Name: Pe-Wynn Kin Title: Company Secretary

CITICORP INTERNATIONAL LIMITED as Agent

By:	/s/ Hilda Lee
Name: Hilda Lee Title: Assistant Vice President

BARCLAYS BANK PLC as Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla Title: Director

CITIBANK, N.A., Singapore Branch as Lender

By:	/s/ Harish S Venkatesan
Name: Harish S Venkatesan Title: Director

DBS BANK, LTD. as Lender

By:	/s/ Joseph Liu
Name: Joseph Liu Title: Senior Vice President

DEUTSCHE BANK AG, SINGAPORE BRANCH as Lender

By:	/s/ Axel Groß
Name: Axel Groß Title:

By:	/s/ Authorized Signatory
Name: Title:

JPMORGAN CHASE BANK, N.A., SINGAPORE BRANCH as Lender

By:	/s/ Lam Pei Yun
Name: Lam Pei Yun Title: Vice President

OVERSEA-CHINESE BANKING CORPORATION LTD. as Lender

By:	/s/ George Lee
Name: George Lee Title: Head, Global Corporate Banking

WELLS FARGO BANK, N.A. as Lender

By:	/s/ Emma H. Pickering
Name: Emma H. Pickering Title: Vice President